Exhibit 10.2

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Waiver”) is entered into as of October 22, 2026, by and between OFA Group, a Cayman Islands exempted company (the “Company”), and L&H Inc., a Nevada corporation, as investor signatory hereto (the “Investor”).

WHEREAS, the Company, Greentree Financial Group, Inc. (“Greentree”) and TriCore Foundation, LLC (“TriCore”) entered into that certain Securities Purchase Agreement, dated as of October 29, 2025, as amended, supplemented or otherwise modified from time to time (the “Securities Purchase Agreement” or “SPA”), pursuant to which the Company may issue and sell shares of its Series A Convertible Preferred Shares (the “Preferred Shares”) in multiple closings, subject to the terms and conditions set forth therein;

WHEREAS, the rights, preferences and limitations of the Preferred Shares are set forth in that certain Certificate of Designations of Series A Convertible Preferred Shares, as amended or modified from time to time in accordance with its terms (the “Certificate of Designations”), and certain registration rights with respect to the Preferred Shares and the Ordinary Shares issuable thereunder are governed by that certain Registration Rights Agreement, dated as of October 29, 2025, as amended, supplemented and joined from time to time (the “Registration Rights Agreement”);

WHEREAS, pursuant to that certain Omnibus Amendment, Reallocation and Joinder Agreement, dated as of October 22, 2026, by and among the Company, Greentree, TriCore and the Investor (the “Omnibus Amendment”), the Investor will become, at the Amendment Effective Date (as defined in the Omnibus Amendment) and as otherwise provided in Section 5.2 thereof, a direct Buyer under the Securities Purchase Agreement with a conditional allocation to purchase up to 1,000 Additional Preferred Shares, representing $1,000,000 in aggregate original stated value and $900,000 in aggregate cash purchase price;

WHEREAS, concurrently with the execution and delivery of this Waiver, the Company and the other parties thereto are entering into that certain Amendment to the Certificate of Designations, dated as of October 22, 2026, relating to the Floor Price under the Certificate of Designations (the “Floor Price Amendment”);

WHEREAS, subject to the satisfaction or waiver of the applicable conditions under the Securities Purchase Agreement, the Investor desires to purchase, and the Company desires to issue and sell to the Investor, 300 Additional Preferred Shares for an aggregate purchase price of $270,000 and aggregate original stated value of $300,000 (the “L&H Additional Closing”);

WHEREAS, the Investor has agreed to pay the full purchase price for such Additional Preferred Shares on the date of this Waiver, and the Company has agreed to issue such Additional Preferred Shares promptly after the Effective Time (as defined in the Floor Price Amendment), in each case on the terms and subject to the conditions set forth herein;

WHEREAS, the Company and the Investor acknowledge that certain conditions set forth in Section 7.4 of the Securities Purchase Agreement are not, or may not be, satisfied in connection with the L&H Additional Closing, including certain conditions relating to advance notice, registration coverage, trading volume and VWAP, the market price of the Ordinary Shares, certain historical compliance matters and the Company’s publicly disclosed Nasdaq minimum bid price deficiency;

WHEREAS, Section 7.4 of the Securities Purchase Agreement provides that the conditions to a Buyer’s obligation to purchase Preferred Shares at an Additional Closing are for such Buyer’s sole benefit and may be waived by such Buyer in its sole discretion upon prior written notice to the Company;

WHEREAS, the Investor desires to provide the limited waivers set forth herein solely with respect to the L&H Additional Closing, without waiving or releasing any other right, condition, claim or remedy under the Transaction Documents; and

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WHEREAS, capitalized terms used but not defined herein have the meanings assigned to them in the Securities Purchase Agreement, the Certificate of Designations or the Registration Rights Agreement, as applicable.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Limited Waivers

1.1 Waiver of Certain Additional Closing Conditions. Solely with respect to the L&H Additional Closing, and solely in the Investor’s capacity as a Buyer under the Securities Purchase Agreement, the Investor hereby provides the Company with written notice that it waives compliance with the following conditions under Section 7.4 of the Securities Purchase Agreement:

(a)	Section 7.4(a). The requirement that the Company deliver written notice of the applicable Additional Closing at least five (5), but no more than seven (7), Trading Days before the desired Additional Closing Date. The execution and delivery of this Waiver shall constitute sufficient acknowledgment by the Investor of the timing, size and economic terms of the L&H Additional Closing for purposes of the Investor’s decision to fund. This Waiver also constitutes the Additional Closing Notice for the L&H Additional Closing.

(b)	Section 7.4(b). The requirement that a Registration Statement covering the resale of all Ordinary Shares issuable upon conversion of the 300 Additional Preferred Shares to be acquired at the L&H Additional Closing be effective and available for use on the Additional Closing Date.

Notwithstanding the foregoing, this waiver applies solely to the Investor’s obligation to fund the L&H Additional Closing and shall not:

(i)	amend, waive, extend or otherwise modify any obligation of the Company under the Registration Rights Agreement;

(ii)	constitute an acknowledgment that the Investor’s Registrable Securities are presently covered by an effective Registration Statement;

(iii)	waive any Filing Deadline, Effectiveness Deadline, registration maintenance requirement, liquidated damages obligation or other obligation arising under the Registration Rights Agreement;

(iv)	waive any Triggering Event, claim or remedy arising under the Certificate of Designations as a result of a registration failure occurring after the applicable contractual deadline; or

(v)	constitute an agreement by the Investor that registration coverage existing for any other Buyer, Holder or securities is sufficient to cover securities acquired by the Investor at the L&H Additional Closing.

(c)	Section 7.4(d). The requirements relating to minimum daily turnover, daily VWAP, the Conversion Price and the Measurement Period applicable to the L&H Additional Closing.

(d)	Section 7.4(e). Solely to the extent Section 7.4(e) would otherwise not be satisfied as a result of one or more of the historical matters specifically identified on Schedule A hereto (collectively, the “Specified Historical Matters”), the requirement that the Company have at all times before the L&H Additional Closing been in full compliance in all material respects with the Certificate of Designations and that no event or condition have previously existed that, with notice or lapse of time, would have constituted a breach or default thereunder.

This waiver applies to a Specified Historical Matter only if such matter has been fully cured or otherwise ceased to be continuing on or before the Additional Closing Date. Nothing herein waives any current or continuing breach, default, Triggering Event or payment obligation.

Solely to the extent a Specified Historical Matter would otherwise cause the historical covenant-compliance portion of Section 7.4(l) not to be satisfied, the Investor also waives Section 7.4(l) with respect to such Specified Historical Matter only; provided that the officer certificate delivered pursuant to Section 7.4(l) shall expressly identify or incorporate the Limited Waivers set forth herein and shall not contain a false or inaccurate certification concerning any Specified Historical Matter.

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(e)	Section 7.4(g). The requirement concerning the Closing Sale Price of the Ordinary Shares during the ten (10) consecutive Trading Days immediately preceding the Additional Closing Date, including the requirement that such Closing Sale Price be no less than the greater of $1.00 per Ordinary Share and 150% of the applicable Floor Price.

(f)	Section 7.4(n). Solely to the extent Section 7.4(n) is not satisfied as a result of the Company’s publicly disclosed noncompliance with Nasdaq’s minimum bid price requirement existing as of the date of this Waiver.

The foregoing waiver does not apply to:

(i)	an actual suspension of trading in the Ordinary Shares;

(ii)	an actual delisting of the Ordinary Shares;

(iii)	a written determination by Nasdaq to delist the Ordinary Shares that has not been stayed or otherwise rendered ineffective;

(iv)	any listing deficiency other than the specifically identified minimum bid price deficiency, except as may be expressly added to this Waiver in writing on or before the Funding Date; or

(v)	any failure to obtain shareholder approval, Nasdaq approval, Listing of Additional Shares notification or other exchange action required in connection with the L&H Additional Closing or the transactions contemplated by the Omnibus Amendment or Floor Price Amendment.

The waivers contained in this Section 1.1 are collectively referred to as the “Limited Waivers.”

2. Conditions and Rights Not Waived

2.1 Nonwaived Section 7.4 Conditions. Except solely to the extent expressly set forth in Section 1.1 and Section 2.3, the Investor does not waive any condition under Section 7.4 of the Securities Purchase Agreement.

Without limiting the foregoing, the following conditions shall remain applicable to the L&H Additional Closing and shall be tested as of the Funding Date:

(a)	the timing requirement under Section 7.4(c), including confirmation that the Additional Closing Date (being the Funding Date) is no less than sixty (60) calendar days after the immediately preceding Closing Date and the effective date of the Registration Statement (as defined in Section 3.3 of the Securities Purchase Agreement);

(b)	the holdings limitation under Section 7.4(f);

(c)	the absence of any Triggering Event required by Section 7.4(h);

(d)	delivery of the legal opinion required by Section 7.4(i) (which may be delivered on or before the L&H Issuance Date);

(e)	delivery and written acknowledgment by the Transfer Agent of the Irrevocable Transfer Agent Instructions required by Section 7.4(j) (which may be delivered on or before the L&H Issuance Date and shall reflect the updated instructions contemplated by Section 9.4 of the Omnibus Amendment);

(f)	delivery of the good-standing evidence required by Section 7.4(k);

(g)	satisfaction of the representation, warranty, covenant and officer-certificate requirements of Section 7.4(l), subject only to the express limited qualification for Specified Historical Matters set forth in Section 1.1(d);

(h)	delivery of the Transfer Agent outstanding-share letter required by Section 7.4(m);

(i)	except solely for the minimum bid price deficiency expressly waived pursuant to Section 1.1(f), satisfaction of the listing and trading requirements under Section 7.4(n);

(j)	receipt of all governmental, regulatory, shareholder, exchange, Transfer Agent and third-party consents and approvals required under Section 7.4(o) to be obtained on or before the Funding Date (other than the matters described in clauses (a) and (b) of Section 4.2, which are conditions to the Company’s obligation to issue on the L&H Issuance Date and not conditions to funding);

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(k)	the absence of any legal prohibition described in Section 7.4(p);

(l)	the absence of a Material Adverse Effect described in Section 7.4(q);

(m)	timely delivery of all Conversion Shares required by Section 7.4(r);

(n)	satisfaction of the Shareholder Approval condition under Section 7.4(s); and

(o)	delivery of such additional documents, instruments and certificates as are reasonably required pursuant to Section 7.4(t).

2.2 Closing Confirmations. On or before the Funding Date, the Company shall deliver or cause to be delivered reasonable written confirmation, which may be included in the officer certificate or other closing documents, that:

(a)	the Closing Date timing requirement under Section 7.4(c) has been satisfied;

(b)	immediately before the L&H Additional Closing, the Investor holds no Preferred Shares and therefore does not hold Preferred Shares having aggregate stated value greater than $500,000 for purposes of Section 7.4(f);

(c)	no Triggering Event exists or is continuing for purposes of Section 7.4(h);

(d)	all Conversion Shares previously required to be delivered by the Company have been duly and timely delivered for purposes of Section 7.4(r);

(e)	each Specified Historical Matter has been fully cured or ceased to be continuing;

(f)	the Company has sufficient authorized Ordinary Shares, and on or before the L&H Issuance Date will have reserved sufficient Ordinary Shares, to satisfy the applicable reserve requirements under the Certificate of Designations with respect to the Preferred Shares outstanding immediately following the L&H Issuance Date, taking into account the Floor Price as amended by the Floor Price Amendment and any applicable dividend or other reserve requirements;

(g)	the Company and its registration counsel have established the registration plan applicable to the Ordinary Shares issuable with respect to the 300 Additional Preferred Shares acquired by the Investor;

(h)	the Company shall be submitted the Listing of Additional Shares notification required by Nasdaq Listing Rule 5250(e)(2) with respect to the L&H Additional Closing, the Omnibus Amendment and the Floor Price Amendment on October 22, 2026; and

(i)	all Cayman Islands corporate approvals and formalities required for the valid issuance of the 300 Additional Preferred Shares have been satisfied.

2.3 Time of Testing; Irrevocable Purchase. The conditions under Section 7.4 of the Securities Purchase Agreement that are not waived by the Limited Waivers shall be tested solely as of the Funding Date. Upon the Company’s receipt of the L&H Purchase Price, (a) each such condition shall be deemed satisfied or waived by the Investor for purposes of the L&H Additional Closing, (b) the Investor’s purchase of the 300 Additional Preferred Shares shall be irrevocable and shall not be subject to any further condition within the Investor’s control, and (c) the occurrence of the L&H Issuance Date shall be subject only to the matters set forth in Section 4.2 and, if applicable, Section 8.2 of the Omnibus Amendment, in each case subject to the Investor’s refund rights under Section 4.5. Neither the pendency on the Funding Date of the period described in Section 4.2(b) nor the fact that the Effective Time has not yet occurred shall cause any condition described in Section 1.1(f) or Section 2.1 to be unsatisfied.

3. No Waiver of Triggering Events, Registration Rights or Other Remedies

3.1 Preservation of Existing Rights. Nothing in this Waiver:

(a)	constitutes a waiver, release, cure or settlement of any Triggering Event, Equity Conditions Failure, breach, default, registration-related claim, conversion-delivery claim, accrued Dividend, Late Charge, damages claim, redemption right, termination right or other right or remedy under any Transaction Document;

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(b)	constitutes an acknowledgment that any existing breach or Triggering Event has been cured except to the extent the Company separately establishes the applicable cure in accordance with the Transaction Documents;

(c)	amends the Certificate of Designations or Registration Rights Agreement;

(d)	waives any obligation to register or maintain registration of Registrable Securities;

(e)	modifies the Conversion Price, Floor Price, Conversion Amount, Dividend Rate, beneficial ownership limitation, Exchange Cap or any other economic term of the Preferred Shares;

(f)	constitutes a waiver or consent by Greentree, TriCore or any other Buyer or Holder; or

(g)	affects any right or remedy of the Investor arising after the L&H Additional Closing.

3.2 Section 7.4(h). For the avoidance of doubt, the Investor is not granting a general waiver of Section 7.4(h). If, before funding, the Company determines that a Triggering Event is continuing or would occur with notice or passage of time, the Company shall disclose the applicable matter to the Investor, and the Investor shall have no obligation to fund unless the applicable condition is separately satisfied or expressly waived in writing by the Investor.

3.3 No Equity Conditions Certification. Nothing in this Waiver constitutes a representation, acknowledgment or agreement by the Investor that the Equity Conditions are satisfied. The Company shall not be deemed to have certified that the Equity Conditions are satisfied merely because the Investor has executed this Waiver or consummated the L&H Additional Closing.

4. Additional Closing Mechanics

4.1 Funding. On the date of this Waiver, subject only to (a) the execution and delivery of the Omnibus Amendment and the Floor Price Amendment by all parties thereto, (b) the Company’s delivery of the confirmations described in Section 2.2 and (c) the satisfaction or waiver, as of such date, of the conditions described in Section 2.1, the Investor shall deliver $270,000 (the “L&H Purchase Price”) in immediately available funds to the account designated by the Company in writing. The date on which the Company receives the L&H Purchase Price (the “Funding Date”) shall be the “Additional Closing Date” for purposes of Section 7.4 of the Securities Purchase Agreement and this Waiver, and the L&H Additional Closing shall be deemed consummated on the Funding Date, with the 300 Additional Preferred Shares to be issued on the L&H Issuance Date. The Investor’s obligation under this Section 4.1 is a direct obligation to the Company under this Waiver and is not conditioned on the occurrence of the Amendment Effective Date or the Effective Time. If the Company has not received the L&H Purchase Price by 5:00 p.m., New York City time, on the date of this Waiver, the Company may terminate this Waiver by written notice to the Investor at any time before such receipt.

4.2 Issuance. Provided that the Company has received the L&H Purchase Price, no later than two (2) Business Days after the later of (a) the Effective Time and (b) the expiration of the period required by Nasdaq Listing Rule 5250(e)(2) following the Company’s submission of the Listing of Additional Shares notification described in Section 2.2(h), the Company shall cause 300 Additional Preferred Shares, having aggregate original stated value of $300,000, to be duly and validly issued to the Investor (the date of such issuance, the “L&H Issuance Date”) and reflected in the Company’s applicable register and Transfer Agent records in accordance with the Transaction Documents and applicable Cayman Islands law. The parties acknowledge that the interval between the Funding Date and the L&H Issuance Date has been agreed by them, results from the requirements described in clauses (a) and (b) of this Section 4.2, and shall not by itself constitute a breach of, or a failure to comply with, any Transaction Document, provided that the L&H Issuance Date occurs as required by this Section 4.2. On or before the L&H Issuance Date, the Company shall deliver to the Investor (i) evidence reasonably satisfactory to the Investor of such issuance and of its entry in the Company’s register of members and the Transfer Agent’s records and (ii) any item described in Section 2.1(d) or 2.1(e) that was not delivered on the Funding Date.

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4.3 Separate Closing. The L&H Additional Closing constitutes a new and separate Additional Closing under the Securities Purchase Agreement. It is not an assignment, transfer or continuation of any prior Closing involving Greentree, TriCore or another Buyer.

4.4 No Conversion at Closing. No conversion of the Additional Preferred Shares is being effected pursuant to this Waiver or as part of the L&H Additional Closing. Any future conversion shall occur separately in accordance with the Certificate of Designations, the Securities Purchase Agreement and applicable law.

4.5 Use of Funds; Refund. From and after the Funding Date, the Company may use the L&H Purchase Price for general corporate purposes. The L&H Purchase Price is a prepayment of the purchase price for the 300 Additional Preferred Shares and not a loan, and no interest shall accrue on it. If (a) the Effective Time has not occurred on or before the Outside Date (as defined in the Floor Price Amendment), (b) the Omnibus Amendment or the Floor Price Amendment terminates in accordance with its terms before the L&H Issuance Date or (c) the L&H Issuance Date has not occurred on or before the fifth (5th) Business Day after such Outside Date and the Investor so elects by written notice to the Company, the Company shall refund the L&H Purchase Price to the Investor, without interest, set-off or deduction, by wire transfer of immediately available funds within five (5) Business Days after such Outside Date, such termination or such notice, as applicable.

5. Public Disclosure and Material Nonpublic Information

No later than 9:00 a.m., New York City time, on the first Business Day after the Funding Date (or such earlier time as is required by Section 4.8 of the Securities Purchase Agreement), the Company shall file a Current Report on Form 8-K describing the material terms of the L&H Additional Closing, this Waiver, the Omnibus Amendment and the Floor Price Amendment (which may be the Current Report required by Section 8.4 of the Omnibus Amendment) and shall publicly disclose all material nonpublic information, if any, provided by or on behalf of the Company to the Investor in connection with the L&H Additional Closing.

To the extent required by applicable law or SEC rules, the Company shall file this Waiver and the other material transaction documents as exhibits.

Following such public disclosure, the Company shall confirm to the Investor that it is not knowingly in possession of material nonpublic information furnished by or on behalf of the Company in connection with the L&H Additional Closing that has not been publicly disclosed.

6. Effectiveness and Scope

6.1 Effectiveness. This Waiver, including the Limited Waivers and the Investor’s obligation under Section 4.1, shall become effective upon its execution and delivery by the Company and the Investor. The occurrence of the Amendment Effective Date and the Effective Time is a condition only to the Company’s obligation to issue the 300 Additional Preferred Shares under Section 4.2, and not to the effectiveness of this Waiver or the Investor’s obligation to deliver the L&H Purchase Price.

6.2 Closing-Specific Waiver. The Limited Waivers apply solely to the L&H Additional Closing involving the purchase of 300 Additional Preferred Shares for $270,000 and shall not apply to any subsequent Additional Closing, whether involving the Investor or another Buyer.

6.3 Expiration. If the Company refunds the L&H Purchase Price pursuant to Section 4.5, or terminates this Waiver pursuant to the last sentence of Section 4.1, this Waiver shall automatically terminate and cease to have effect upon such refund or termination, unless the Company and the Investor otherwise agree in writing; provided that such termination shall not relieve either party of liability for any breach of this Waiver occurring before such termination.

6.4 No Course of Dealing. Neither execution of this Waiver nor consummation of the L&H Additional Closing shall establish a course of dealing or create any expectation that the Investor will waive the same or similar conditions in connection with any future Additional Closing.

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7. Representations

7.1 Company. The Company represents to the Investor that:

(a)	it has the requisite corporate power and authority to execute, deliver and perform this Waiver and consummate the L&H Additional Closing;

(b)	subject to the Cayman Islands corporate approvals and formalities described in Section 2.2(i), the execution and delivery of this Waiver have been duly authorized;

(c)	the Company has disclosed to the Investor the Specified Historical Matters and any other matter actually known to the Company that would cause a nonwaived condition under Section 7.4 not to be satisfied as of the date hereof; and

(d)	Schedule A accurately describes the Specified Historical Matters for which the Company is requesting the limited historical waiver contained herein.

7.2 Investor. The Investor represents to the Company that:

(a)	it has the requisite corporate power and authority to execute and deliver this Waiver;

(b)	this Waiver has been duly authorized by the Investor;

(c)	immediately before consummation of the L&H Additional Closing, the Investor holds no outstanding Preferred Shares of the Company;

(d)	except for the Limited Waivers expressly set forth herein, the Investor is relying upon satisfaction of the applicable conditions and protections contained in the Transaction Documents; and

(e)	the representations and warranties made by the Investor pursuant to Section 7.4 of the Omnibus Amendment are true and correct as of the Funding Date.

8. Miscellaneous

8.1 Transaction Document. This Waiver constitutes a Transaction Document for purposes of the Securities Purchase Agreement.

8.2 No Other Modification. Except for the Limited Waivers expressly set forth herein and as expressly set forth in Sections 2.3, 4.1, 4.2 and 4.5, the Transaction Documents remain unmodified and in full force and effect.

8.3 Governing Law. The governing law, jurisdiction, service of process and waiver of jury trial provisions contained in Section 9.1 of the Securities Purchase Agreement are incorporated herein by reference, mutatis mutandis. Mandatory matters of Cayman Islands corporate law shall remain governed by Cayman Islands law.

8.4 Notices. Notices relating to this Waiver shall be delivered in accordance with Section 9.6 of the Securities Purchase Agreement, using the notice information for the Investor set forth in the Omnibus Amendment.

8.5 Amendments and Waivers. No amendment, modification or waiver of this Waiver shall be effective unless in writing and signed by the Company and the Investor; provided that no amendment may waive, modify or adversely affect the rights of any other Buyer or Holder without any consent separately required under the applicable Transaction Document.

8.6 Counterparts; Electronic Signatures. This Waiver may be executed in counterparts, each of which shall constitute an original and all of which together constitute one instrument. Electronic signatures and electronically transmitted counterparts shall be effective as originals.

8.7 Entire Agreement. This Waiver, together with the Transaction Documents, constitutes the entire agreement of the Company and the Investor concerning the limited subject matter addressed herein and supersedes prior discussions relating specifically to the Limited Waivers. Nothing herein supersedes or releases any existing right, claim or obligation arising under another Transaction Document.

8.8 Further Assurances. Each party shall execute and deliver such further documents and take such further actions as may reasonably be necessary to implement the L&H Additional Closing on the terms expressly set forth herein, provided that no such action shall increase the Investor’s purchase commitment, modify an economic term of the Preferred Shares or effect any additional waiver without the Investor’s express written consent.

Signature Page Follows

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IN WITNESS WHEREOF, the parties have caused this Waiver Agreement to be executed by their duly authorized representatives as of the date first written above.

OFA GROUP

By:	/s/ Thomas Gaffney
Name:	Thomas Gaffney
Title:	Chief Operating Officer

L&H INC.

By:	/s/ Linwen Huang
Name:	Linwen Huang
Title:	President

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SCHEDULE A

SPECIFIED HISTORICAL MATTERS

For purposes of Section 1.1(d) of this Waiver, and solely to the extent each matter identified below has been fully cured or ceased to be continuing on or before the Funding Date, the “Specified Historical Matters” consist solely of:

1. Historical Registration Matters. Any lapse, unavailability or inapplicability of a prior Registration Statement before June 24, 2026, solely to the extent such matter would cause the historical compliance requirement contained in Section 7.4(e) of the Securities Purchase Agreement not to be satisfied, and excluding any current or continuing failure to comply with the Registration Rights Agreement.

2. June 2026 TriCore Issuance Matter. The timing of the issuance and reflection in the Company’s and Transfer Agent’s records of the 356 Preferred Shares associated with the June 2026 Additional Closing with TriCore Foundation, LLC, solely to the extent such timing would cause the historical compliance requirement contained in Section 7.4(e), or the historical covenant-compliance component of Section 7.4(l), not to be satisfied, provided that the Company has delivered evidence reasonably satisfactory to the Investor that such issuance was subsequently completed and properly reflected in the applicable corporate and Transfer Agent records.

For the avoidance of doubt, Schedule A does not include, and the Investor does not waive, any continuing Triggering Event, unpaid monetary obligation, uncured Conversion Failure, current registration failure following expiration of an applicable contractual cure or filing period, current failure to maintain an applicable share reserve, actual Nasdaq suspension or delisting, or any other matter not expressly identified above.

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